ESCROW & BACK OFFICE AGREEMENT

Virtual Communications Corporation, a Nevada Corporation (hereinafter referred to as "VCC"), requests that **Provident Trust Group, LLC, a Nevada limited liability company** ("Service Provider") act in accordance with this Back Office Agreement ("Agreement"), and any written instructions which may supplement this Agreement. This Agreement is hereby entered into by and between VCC and the Service Provider effective the 24 day of May, 2012 ("Effective Date").

RECITALS

WHEREAS, VCC desires to hire Service Provider to perform escrow services and back office services (the "Services") listed on Exhibit B (attached hereto and made a pert hereof by reference) and Service Provider desires to be hired by VCC to perform such Services according to the terms and conditions set forth herein;

WHEREAS, by the terms and conditions of this Agreement, VCC has been empowered to direct the disbursement of funds held or managed by Service Provider in accordance with the terms and conditions contained therein VCC's Company Agreement, as amended ("Company Agreement"). Authority must be received from an officer of VCC before any allocation or disbursement of funds will be made by Service Provider.

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

I. ESCROW SERVICES

1. **Appointment and Consent**. The Service Provider agrees to act as escrow agent and accept delivery of escrowed funds from VCC members prior to acceptance of members and disbursement for VCC realty operations ("Escrow Amounts") and to hold such Escrow Amounts delivered to it in escrow subject to the terms and conditions of this Escrow Agreement until the Service Provider is required to release such Escrow Amounts pursuant to the terms of this Escrow Agreement.

2. **Deposits**. Service Provider shall provide VCC with reasonable instructions explaining safe and proper procedure in depositing funds. VCC shall follow Service Provider's instructions. Service Provider shall not be liable for any Escrow Amount that was not deposited by VCC and by following all of Service Provider's instructions.

3. **Investment**. Upon receipt of Escrow Amounts, Service Provider shall invest said funds in a financial institution to be agreed upon by the VCC and the Service Provider. After payment of Service Provider fees, as directed by the VCC, the interest earned on said investments shall be for the benefit of Service Provider. In investing the Escrow Amounts received, the Service Provider shall invest such funds with the care, skill, prudence and diligence under the circumstances then prevailing that a

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prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aim.

4. **Disbursements.** VCC shall provide Service Provider with reasonable written instructions on when, what amounts and to whom Service Provider shall distribute Escrow Amounts. VCC represents that VCC has authority to order disbursement of Escrow Amounts and that Service Provider is not in violation of any law or agreement when it acts in conformity with VCC's instructions. Service Provider is not liable for any disbursement disbursed in accordance with VCC's instructions unless Service Provider is given 30 days written notice establishing reasonably grounds for non-disbursement prior to the disbursement date.

5. **Account Statements.** Service Provider shall provide account statements as requested to by VCC detailing itemized balances for the Escrow Account.

6. **Termination of the Escrow Agreement.** Distribution of the entire Escrow Amount and termination of further funding by VCC less any fees incurred for Escrow Services, pursuant to the terms and conditions of this Escrow Agreement, shall signify the termination of the escrow services.

7. **No Encumbrance.** No Escrow Amount or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Party hereto or, except as expressly provided herein, be taken or reached by any legal or equitable proceeding in satisfaction of any debt or other liability of any Party hereto

8. **No Interest.** The Service Provider does not have any interest in the Escrow Amount; unless otherwise provided for in this Agreement, deposited hereunder but is serving as escrow holder only and having only possession thereof. The VCC shall pay or reimburse the Service Provider upon request for any transfer taxes or other taxes relating to the Escrow Amount incurred in connection herewith and shall indemnify and hold harmless the Service Provider from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The VCC will provide the Service Provider with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Service Provider

9. **Limitation of Responsibility.** The Service Provider's duties are limited to those set forth in this Escrow Agreement, and no further or additional duties or obligations shall be implied; and the Service Provider may rely upon the written notices delivered to the Service Provider hereunder. Service Provider shall not be subject to, nor required to comply with, any other agreement between or among any or all of the prospective members of VCC or other agreements to which VCC is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from VCC or an entity acting on its behalf. Service Provider shall not be required to

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expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

10. **Legal Process.**

(a) If at any time Service Provider is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Amount (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Amount), Service Provider is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if Service Provider complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Service Provider shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(b) Service Provider shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Service Provider be liable

(i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from VCC or any entity acting on behalf of VCC,

(ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated,

(iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians,

(iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Amount, or any loss of interest incident to any such delays, or

(v) for an amount in excess of the value of the Escrow Amount, valued as of the date of deposit, but only to the extent of direct money damages.

(c) Service Provider may consult with its legal counsel as to any matter relating to this Agreement, and Service Provider shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) Service Provider shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Service Provider (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(e) The Service Provider shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Service Provider may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

11. **Authority; Validity**. Service Provider shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Service Provider shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

12. **Duty of Care**. The Service Provider shall not be under any duty to give the Escrow Amount held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.

13. **Disputes; Ambiguities**.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Service Provider hereunder, Service Provider may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Amount, unless Service Provider receives written instructions, signed by VCC, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among VCC with respect to any Escrow Amount, Service Provider shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Amount so long as such dispute or conflict shall continue, and Service Provider shall not be or become liable in any way to VCC for failure or refusal to comply with such conflicting claims, demands or instructions. Service Provider shall be entitled to refuse to act until such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Service Provider.

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II. BACK OFFICE SERVICES

1. Back Office Specifications of Work

(a) The parties agree that the general scope and results of the Services to be completed by Service Provider shall be agreed in form and process by VCC and by Service Provider and consist primarily of the day-to-day operations of VCC, as more fully described on Exhibit B.

(b) The Service Provider shall act upon the verbal or written authorization of the officers of VCC. Those officers shall be designated in writing and provided to Service Provider immediately upon engagement. If any of the officers designated by VCC are unable to give authority, VCC may provide an alternate officer in writing whose authorization may be accepted.

(c) VCC agrees that it will not directly or indirectly, during the term of this Agreement, solicit or utilize the services of any other vendor or contractor for the Services to be provided by Service Provider.

(d) **Optional Services.** The parties acknowledge and agree that from time to time during the term of this Agreement there may be additional services beyond what is set out in Exhibit B requested by VCC. The specifications and pricing of these services will be mutually agreed upon and confirmed via written instrument ("Statement of Work") which is signed by an authorized representative of each party and attached to this Agreement before such services shall be delivered. The parties acknowledge and agree that such written instrument shall be subject to the terms and conditions of this Agreement unless specific modifications to this Agreement are made to the contrary in such Statement of Work.

2. Back Office Fees.

(a) **Consideration.** In consideration of furnishing the Services, described herein, VCC shall pay to Service Provider fees in accord with Exhibit A, attached herein and incorporated as part of this Agreement ("Service Fee").

(b) **Payment.** VCC shall authorize the payment of the Service Fee from the Deposit Account (defined below), including all expenses, disbursements and advances incurred or made by Service Provider in accordance with the terms and conditions of this Agreement. All Service Fees shall be payable within 30 days of receipt of invoice. All Service Fees not paid within 30 days shall be subject to a monthly service charge of 1.5% of the unpaid balance.

(c) Each party shall maintain records of all activities subject to revenues, payments, fees, commissions and costs pursuant to this Agreement. Each party shall permit a reputable independent certified public accounting firm designated by the other party to have access, at a mutually agreed upon time during normal business hours, to the records and books of account which relate solely to this Agreement for the purpose of determining whether the appropriate distributions, fees and commissions have been paid. Such audits may not be required more often than once every year; provided, however, that either party may audit the other within six (6) months of any audit in which a discrepancy of 5% or greater is discovered. If a discrepancy is discovered, the party in whose favor the error was made will promptly pay the amount of the

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error to the other. The party requesting the audit will pay the cost of the audit, provided, that if a discrepancy is discovered of 5% or greater in favor of the party requesting the audit, then the audited party will be required to pay the reasonable costs of the audit.

3. **Back Office Account.** VCC shall designate an account ("Deposit Account") in which it shall deposit sufficient funds in order for Service Provider to perform the Services contemplated hereunder. The Service Provider shall have authority over such deposited amounts to the extent required to perform its obligation under this Agreement, and agrees to manage such amounts delivered to the Deposit Account subject to the terms and conditions of this Agreement until the Service Provider is required to distribute such deposited amounts pursuant to the terms of this Agreement. Service Provider is authorized to deduct its Service Fee from the Deposit Account. Distributions by the Service Provider pursuant to VCC's Company Agreement will be subject to and contingent upon availability of funds on deposit. Service Provider shall provide monthly reports to VCC detailing itemized receipts, expenditures and balances for the Deposit Account and any other account managed by Service Provider.

4. **Back Office Limitation of Liability**

(a) **Limitation of Remedies.** Service Provider and VCC's entire liability and exclusive remedy in any cause of action based on contract, tort or otherwise in connection with any Services furnished pursuant to this Agreement including its Exhibits shall be limited to the total fees paid by VCC to Service Provider. No action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the occurrence of the event giving rise to such cause of action.

(b) EXCEPT WITH RESPECT TO AMOUNTS PAYABLE ARISING OUT OF CLAIMS BASED UPON VIOLATIONS OF SECTION 5 BELOW, AND INTENTIONAL, WILLFUL, MALICIOUS OR GROSSLY NEGLIGENT CONDUCT OF THE LIABLE PARTY, NEITHER SERVICE PROVIDER NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF THE SERVICES SHALL IN ANY EVENT WHATSOEVER BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES IN EXCESS OF THE TOTAL PRICE PAID BY VCC TO SERVICE PROVIDER (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SERVICES EVEN IF VCC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5. **Back Office Proprietary Information.**

(a) Confidential Information is being provided from VCC to Service Provider solely for the purpose of enabling each party to perform under this Agreement and/or any agreements entered into by and between VCC and Service Provider. As used herein, the term "Confidential Information" shall include the unique marketing method utilized by VCC to place participations in fixed percentages of the proceeds of real estate and includes all materials (electronic, print or otherwise) related to such unique marketing method, all concepts, ideas, developments, processes, formulas, techniques, and related know-how, and the prospect for using such unique method and information for commercial purposes. The term "Confidential Information" also includes all written agreements, independent contractor data, customer and member lists, prospect lists, documents, accounts, financial information, correspondence, data, software developed or purchased by VCC or on behalf of VCC, files, list of due dates, amounts, lists of properties, and literature in whatever form respecting the business contemplated by this Agreement or any agreement entered into by and between VCC

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and Service Provider and the business operations of VCC, all brochures, pamphlets, and/or other sales or promotional publications in whatever form relating to the business of VCC and/or the independent contractors, clients, customers, or participants of VCC, all procedures and manuals relative to the operations of VCC, and all data, information, files, books, computer data, flowsheets, records, contracts, and personal/confidential financial or business information related to the independent contractors, clients, customers and/or participants of VCC.

(b) Without VCC's prior written consent, Service Provider shall not (i) disclose to any third party, any Confidential Information provided to Service Provider by VCC; or (ii) use Confidential Information for any purpose other than performing Service Provider's duties under this Agreement or any contract entered into by and between VCC and Service Provider. Service Provider shall only disclose Confidential Information to those of its employees, agents, and contracted consultants who shall reasonably need to know such information; provided that prior to any such disclosure, Service Provider shall have a written agreement in place with or other written obligation of confidentiality from such persons sufficient to require such persons to treat Confidential Information in accordance with the terms and conditions of this Agreement. Such disclosure shall be made only to the extent necessary in order to permit Service Provider to perform its duties and responsibilities under this Agreement and/or any other agreement entered into by and between VCC and Service Provider.

(c) The obligations assumed by Service Provider hereunder shall not apply to any Confidential Information if Service Provider can demonstrate that:

(i) The Confidential Information at issue is or became publicly available without breach of this Agreement;

(ii) Service Provider rightly received the information at issue without obligation of confidentiality from a third party;

(iii) Service Provider developed independently the information at issue; OR

(iv) Any of Service Provider's intellectual property, including but not limited to the knowledge of internal operations of the industry acquired through experience and implementation, development of business processes, and development of internal software to service client (other than VCC) needs. This Agreement shall not preclude Service Provider's right to service future clients in a similar industry, but only the use and disclosure of Confidential Information, as defined in Sections 5(a) and (b).

(v) Notwithstanding the above, nothing herein shall prevent Service Provider from disclosing Confidential Information Service Provider is required to disclose by court order pursuant to the rules and regulations of a governmental agency or body having jurisdiction over Service Provider, to the extent so required by such court order or the published rules and regulations of such governmental authority; provided, however, that prior to any such disclosure Service Provider shall (i) notify VCC promptly in writing of any order or request to disclose and of the facts and circumstances surrounding such order or request so that VCC may seek an appropriate protective order; and (ii) cooperate with VCC in any proceeding to obtain an appropriate protective order.

(d) Service Provider agrees to use the same care and discretion to avoid disclosure of Confidential Information as it uses with its own similar information it does not wish to disclose, but in no

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event less than a reasonable standard of care. Service Provider will promptly provide VCC with notice of any actual or threatened breach of the terms of this Agreement or unauthorized disclosure of Confidential Information.

(e) Service Provider agrees to indemnify VCC for damages arising from any breach of the terms of this Agreement by Service Provider and its affiliates' employees, agents and contracted consultants. In addition to any and all remedies available to VCC at law or in equity, Service Provider agrees to take all reasonable measures, including, but not limited to, court proceedings at Service Provider's expense, to restrain current or future employees, agents, or contracted consultants from unauthorized use or disclosure of Confidential Information.

(f) Service Provider shall, when requested by VCC, or at the end of this Agreement or any agreement entered into by and between VCC and Service Provider, promptly return and deliver to VCC, all Confidential Information, any copies thereof, and all notes, correspondence, documents or other records relating to the Confidential Information then in Service Provider's possession.

(g) Service Provider expressly acknowledges that damages alone may not be an adequate remedy for any breach by Service Provider of the covenants or agreements set forth herein and that VCC, in addition to any other remedies it may have, shall be entitled to seek injunctive relief, including specific performance with respect to any actual or threatened breach by Service Provider of any said covenants.

(h) For the term of this Agreement and/or any agreement entered into by and between VCC and Service Provider and a period of two years from the date of termination of this Agreement and any agreement entered into by and between VCC and Service Provider, Service Provider agrees that neither Service Provider nor its employees, agents or contracted consultants having knowledge of or access to Confidential Information will directly or indirectly call on, solicit, take away or attempt to call on, solicit, or take away any of the clients, customers, independent contractors and/or participants appearing in VCC's Confidential Information on Service Provider's behalf or for any other person, firm, association, corporation, or other entity. Further, with respect to the clients, customers, independent contractors and/or participants of VCC of which Service Provider gained knowledge as a result of this Agreement or any agreement entered into by and between VCC and Service Provider, Service Provider may not in any way present proposals with respect to purchasing participations in the proceeds, accept or receive commissions or other compensation relative to the placement of participations in the proceeds, or accept, process, administer, or transfer any of the clients, customers or participants of VCC appearing in the Confidential Information for a period of 24 months immediately following termination of this Agreement and any agreement entered into by and between VCC and Service Provider, Service Provider agrees that Service Provider will not at any time disclose any of VCC' Confidential Information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Service Provider will not hire or contract with VCC's or its affiliates' employees or independent contractors with whom Service Provider became aware of or familiar with during the term of this Agreement or any agreement entered into by and between VCC and Service Provider during the term of this Agreement and any agreement entered into by and between VCC and Service Provider or for a period of 24 months following the termination of such agreements. Should Service Provider violate or threaten to violate any of the provisions of this Section 5(h), VCC shall be entitled to an injunction enjoining the violation or threatened violation of any of the provisions of this Section 5(h) by Service Provider. The above remedy shall be available to VCC for the reason that any violation or threatened violation of the provisions of this Section 5(h) would cause immediate irreparable damage to VCC which such damage is incapable of measure in monetary terms.

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(i) Nothing in this Agreement is intended to grant any rights under any copyright or trademark of VCC, nor shall this Agreement grant any rights in or to VCC's Confidential Information, except as expressly permitted hereunder.

(j) The obligations regarding confidentiality and non-disclosure set out herein shall survive any termination or expiration of this Agreement and any agreement entered into by and between VCC and Service Provider as set out herein. In the event of a breach or threatened breach by Service Provider of any of the terms, conditions or agreements set out herein, VCC shall, in addition to any other available remedies, be entitled to appropriate equitable relief including an injunction, restraining Service Provider from violating any of the terms, conditions or agreements set out herein. The existence of any claim or cause of action by Service Provider against VCC under this Agreement or otherwise shall not constitute a defense to the enforcement of the terms, conditions and/or agreements set out herein.

6. **Return of Materials.** Upon termination of the activities for VCC or the termination of this Agreement, each party will promptly deliver to the other all copies and embodiments, in whatever form, of proprietary information and all other materials containing any proprietary information, which is in such party's possession or control, no matter where such material is located.

7. **Ownership Rights.** Except as expressly set forth in Section 5 above, and on any Statement of Work, all right, title and interest in and to all products, services and materials provided to VCC by Service Provider under this Agreement shall be and remain the property of Service Provider exclusively. VCC shall have no right, title or interest in or to any products, services or materials except as expressly set forth in this Agreement. Except as set forth in Section 5 above, Service Provider retains shall retain all rights and title to any and all capital improvements and intellectual property it utilizes or contributes as part of the Services.

8. **Term and Termination.**

(a) This Agreement shall commence on the Effective Date and continue in full force and effect for five (5) years and the term of this Agreement may, upon mutual agreement by the parties, be extended for additional one (1) year periods, unless terminated as provided herein.

(b) If either party (the "Defaulting Party") materially defaults in the performance of its obligations under this Agreement, and if such default is not cured within 90 days after written notice is given to the Defaulting Party specifying the default, then the other party (the "Aggrieved Party") may, by giving written notice to the Defaulting Party, terminate this Agreement as of the date specified in the notice of termination.

(c) Each party, insofar as it becomes a Defaulting Party, agrees that, upon receipt of any notice of default, it will immediately commence all commercially reasonable efforts to cure the specified default and to commit the resources necessary at the Defaulting Party's expense, to accomplish such cure as promptly as is reasonably possible.

(d) Upon any termination of this Agreement, Service Provider will assist and comply with VCC's reasonable directions to cause the orderly transition and migration of the Services to VCC or a third party contractor to whom VCC chooses to transfer the Services.

III. GENERAL

(a) **Governing Laws.** The laws of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

(b) **Binding upon Successors and Assigns.** Subject to, and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.

(c) **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.

(d) **Entire Agreement.** This Agreement, the documents referenced in this Agreement and the attachments, exhibits, or schedules to such Agreement(s), constitute the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and of such documents and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement.

(e) **Waivers.** No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

(f) **Amendment.** This Agreement may be amended only by written agreement of the parties hereto and attached to this Agreement.

(g) **Taxes**. Service Provider shall be paid its compensation without any deductions made whatsoever for state or federal taxes of any kind. Service Provider agrees to pay all of Service Provider's applicable federal and/or state taxes and all local excise, sales, use, or other taxes, which arise as a result of payment of fees to Service Provider for services performed by Service Provider or any employee of Service Provider under this Agreement.

(h) **Independent Contractor Status.** It is expressly agreed and understood between VCC and Service Provider that Service Provider (and any person employed by Service Provider) is performing the Services hereunder as an independent contractor and is neither the employee nor the agent of or on behalf of VCC.

(i) **Continuation**. Neither party shall sell, transfer or assign any right or obligation hereunder without the prior written consent of the other party. Any act in derogation of the foregoing shall be null and void.

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(j) **Severability**. Should any provision hereof be deemed, for any reason whatsoever, to be invalid or inoperative, such provision shall be deemed severable and shall not affect the force and validity of other provisions of this Agreement.

(k) **Force Majeure**. Neither Service Provider nor VCC shall be held responsible for any delay or failure in performance under this Agreement arising out of causes beyond its control, or without its fault or negligence. Such causes may include, but are not limited to, fires, terrorist acts, strikes, embargoes, shortages or supplies of raw materials, or components or finished goods, acts of God, acts of regulatory agencies or national disasters.

(l) **Insurance**. Service Provider will provide Errors and Omissions Liability insurance for Services which Service Provider provides under this Agreement to VCC in the minimum amount of $1,000,000.00.

(m) **Compliance**. VCC represents and warrants to Service Provider that as of the Effective Date the operations of VCC and the provision of services to its customers is compliant with: (i) VCC's contracts; (ii) its vendor contracts; and (iii) to the best of VCC's knowledge, state or federal government laws, regulations and/or filing requirements related to VCC.

(n) **Assignment/Change of Control**. Neither party may, without the prior written consent of the other party, assign this Agreement, in whole or in part, either voluntarily or by operation of law, and any attempt to assign this Agreement in violation of this Section shall be a default of the Agreement and such assignment shall be null and void.

(o) **Notices**. Any notice provided for or permitted under the Agreement and General Provisions will be treated as having been received (i) when delivered personally, (ii) when sent by confirmed telecopy, (iii) one (1) day following when sent by commercial overnight courier with written verification of receipt, or (iv) three (3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section.

Service Provider:

Provident Trust Group
8880 W. Sunset Road, Suite 250
Las Vegas, Nevada 89148
P. 702.434.0023
F. 702.253.7565

VCC:

Virtual Communications Corporation
c/o S. Vernon Rodriguez, CEO
311 East Warm Springs Road, Suite 100
Las Vegas, NV 89119
P. 214.295.8404
F. 214.432.2871

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IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first above written.

SERVICE PROVIDER:

Provident Trust Group, LLC, a Nevada limited liability company

By: ____________________
Theresa Fette, Chief Executive Officer

Date: 5/24/2012

VCC:

Virtual Communications Corporation, a Nevada Corporation

By: ____________________
S. Vernon Rodriguez, Chief Executive Officer

Date: 5/24/12

EXHIBIT A

FEE SCHEDULE

Provident shall be paid monthly on the date of this Agreement. The fee shall be calculated on the following schedule.

1. VCC seeks to accumulate Ten Million Dollars ($10,000,000.00) to be held and administered by Service Provider;

2. Service Provider is entitled to 110 Basis Points of each client investment dollar (One-Time Fee) held and administered plus any applicable check or wire fees;

3. An initial set-up fee of $2,000 for the escrow account and to begin fund accumulation thereafter. Upon escrow account accumulating two hundred fifty thousand dollars ($250,000.00), Service Provider shall credit the initial set-up fee back to VCC;

4. If such fund/escrow shall liquidate or otherwise terminate prior to the end of such term stated in this Agreement or this Exhibit A, any accumulated fees, stated in Exhibit A, shall be immediately due and payable in full to Provident.

This Exhibit A is attached and made a part of this Agreement predicated on the above fee schedule with respect to the funds held in the escrow account.

EXHIBIT B

SERVICES

- Escrow Account Maintenance
- Accounts Maintenance
- Record Keeping
- Transfers
- Distributions
- Commission/Fee Distributions at VCC's direction
- Accounting Process
- Account Reconciliation
- Statements as requested
- Audit Facilitator